Exhibit 99.1

Wattles Capital Management, LLC 7945 W. Sahara Avenue, Suite 205 Las Vegas, NV 89117

February 28, 2008

BY FACSIMILE AND PERSONAL DELIVERY

Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233
Attn: Reginald Hedgebeth, Corporate Secretary

Re:	Notice of Submission of Business Proposals for Consideration at the 2008 Annual Meeting of Shareholders of Circuit City Stores, Inc.

Dear Mr. Hedgebeth:

This letter is intended to serve as notice (the “Notice”) to Circuit City Stores, Inc., a Virginia corporation (“Circuit City” or the “Company”), as to the submission by Wattles Capital Management, LLC, a Delaware limited liability company (“WCM”), of two (2) business proposals for consideration at the 2008 annual meeting of shareholders of Circuit City, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2008 Annual Meeting”).

WCM is the beneficial owner of 11,000,0001 shares of common stock, $0.50 par value (the “Common Stock”), of Circuit City, 1,000 shares of which are held of record by WCM.

WCM hereby gives written notice of its intention to submit the following business proposals for consideration at the 2008 Annual Meeting:

1.
To remove, without cause, each member of Circuit City’s Board of Directors (“the Circuit City Board”), and any person (other than those elected by the Company’s shareholders at the 2008 Annual Meeting) elected or appointed to the Circuit City Board by such directors to fill any vacancy on the Circuit City Board or any newly-created directorships at any time from the date hereof until and including the conclusion of the 2008 Annual Meeting; and

2.
To (i) repeal any amendments adopted by the Circuit City Board without shareholder approval to the Circuit City Stores, Inc. Bylaws, as amended as of August 21, 2007 (the “Bylaws”), between August 21, 2007 and up through and including the 2008 Annual

1 WCM, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to be a beneficial owner of the 1,000,000 shares of Common Stock beneficially owned by HKW Trust and may also be deemed to beneficially own the 15,000 shares of Common Stock owned directly by Anthony Bergamo and the 10,000 shares of Common Stock owned directly by Alexander M. Bond.

Meeting, (ii) repeal any new bylaws adopted by the Circuit City Board between August 21, 2007 and up through and including the 2008 Annual Meeting and (iii) provide that the Circuit City Board may not reinstate or amend any amended bylaw or new bylaw that is repealed by shareholders pursuant to this proposal.

WCM reserves the right to challenge any action that may be taken by Circuit City, including any amendment to its Amended and Restated Articles of Incorporation or its Bylaws that would have the effect of enjoining, prohibiting or limiting WCM from submitting or implementing its business proposals. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to any of the business proposals submitted by WCM hereunder, this Notice shall continue to be effective with respect to the remaining business proposal.

Below please find the information concerning the shareholder giving the Notice required by Article I, Section 1.3 of the Bylaws with respect to the shareholder business proposal:

The name and address, as believed to appear on Circuit City’s stock transfer books, of the shareholder proposing business:

Name	Address

Wattles Capital Management, LLC	7945 W. Sahara Ave., Suite 205 Las Vegas, NV 89117

The class and number of shares of stock of Circuit City beneficially owned by such shareholder:
WCM is the beneficial owner of 11,000,0002 shares of common stock, $0.50 par value, of Circuit City.

A representation that WCM is a shareholder of record at the time of the giving of this Notice and intends to appear in person or by proxy at the 2008 Annual Meeting to present the business specified in the Notice:

WCM hereby represents that it holds 1,000 shares of Common Stock in record name and is thus a shareholder of record as of the date hereof.  WCM further represents that it will appear in person or by proxy at the 2008 Annual Meeting to present the business specified in this Notice.

A brief description of the business desired to be brought before the 2008 Annual Meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business:

2 WCM, as a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to be a beneficial owner of the 1,000,000 shares of Common Stock beneficially owned by HKW Trust and may also be deemed to beneficially own the 15,000 shares of Common Stock owned directly by Anthony Bergamo and the 10,000 shares of Common Stock owned directly by Alexander M. Bond.

The complete text of the resolutions to be presented at the 2008 Annual Meeting is as follows:

(i)
To remove, without cause, each member of Circuit City’s Board of Directors (“the Circuit City Board”), and any person (other than those elected by the Company’s shareholders at the 2008 Annual Meeting) elected or appointed to the Circuit City Board by such directors to fill any vacancy on the Circuit City Board or any newly-created directorships at any time from the date hereof until and including the conclusion of the 2008 Annual Meeting; and

(ii)
To (i) repeal any amendments adopted by the Circuit City Board without shareholder approval to the Circuit City Stores, Inc. Bylaws, as amended as of August 21, 2007 (the “Bylaws”), between August 21, 2007 and up through and including the 2008 Annual Meeting, (ii) repeal any new bylaws adopted by the Circuit City Board between August 21, 2007 and up through and including the 2008 Annual Meeting and (iii) provide that the Circuit City Board may not reinstate or amend any amended bylaw or new bylaw that is repealed by shareholders pursuant to this proposal.

WCM is submitting the foregoing business proposals for consideration at the 2008 Annual Meeting in order to give shareholders a greater voice in the governance and future strategic direction of the Company.  We do not believe that the Circuit City Board has been acting in the best interests of its shareholders.  By voting in favor of the removal of the existing directors of the Circuit City Board, the Circuit City shareholders can demonstrate their dissatisfaction with the Company’s deteriorating operational performance.  WCM has serious questions as to whether the Circuit City Board as currently constituted can provide the best solutions to the Company’s current problems.   WCM is also proposing such business for consideration at the 2008 Annual Meeting in order to reserve its rights in the event that the Circuit City Board takes any actions, including changing the date of the 2008 Annual Meeting from that prescribed in the Bylaws, that have the effect of preventing WCM from nominating directors for election at the 2008 Annual Meeting or disenfranchising the Company’s shareholders in any way.

In accordance with Section 13.1-680(D) of the Virginia Stock Corporation Act, we expect that the Company’s notice for the 2008 Annual Meeting will state that one of the purposes of the 2008 Annual Meeting is to consider WCM’s proposal to remove each member of the Circuit City Board without cause.

Any interest that WCM may have in such business:

WCM does not have a material interest in the business proposals except as otherwise set forth herein.

*              *              *

Please address any correspondence to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky, Esq., telephone (212) 451-2333, facsimile (212) 451-2222.  The giving of this Notice is not an admission that any procedures for notice concerning the submission of business proposals to the Circuit City Board are legal, valid or binding, and WCM reserves the right to challenge their validity.

Very truly yours,

WATTLES CAPITAL MANAGEMENT, LLC

By:	/s/ Mark J. Wattles
Name:	Mark J. Wattles
Title:	President